Exhibit 2.2

LOAN AND SECURITY AGREEMENT

by and between

PROXIM CORPORATION,

PROXIM WIRELESS NETWORKS, INC.,

PROXIM INTERNATIONAL HOLDINGS,

WIRELESSHOME CORPORATION

and

MOSELEY ASSOCIATES, INC.

Dated as of June 10, 2005

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT, is entered into as of June 10, 2005, by and among Moseley Associates, Inc., or its nominee or assignee (“Lender”), and Proxim Corporation, a Delaware corporation (“Parent”), Proxim Wireless Networks, Inc., a Delaware corporation (“PWC”), Proxim International Holdings, Inc., a Delaware corporation (“PIH”), and WirelessHome Corporation, a Delaware Corporation (“WHC” and together with Parent, PWC, and PIH, “Borrowers”), as debtors and debtors in possession.  On June 10, 2005, Borrowers filed voluntary petitions under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), Case Nos.                                         .

The parties agree as follows:

1.                                      DEFINITIONS AND CONSTRUCTION.

1.1                               Definitions.  As used in this Agreement, the following terms shall have the following definitions:

“Acceptable Plan” means any plan of reorganization or liquidation of Borrowers, (a) that, with respect to the claims or interests of Lender, leaves unaltered the legal, equitable, and contractual rights to which such claims or interests entitle Lender as the holder of such claims or interests, (b) that indefeasibly satisfies all Obligations in full on the effective date of such plan, or (c) in favor of which Lender votes.

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of an Account.

“Accounts” means all of Borrowers’ now owned or hereafter acquired right, title, and interest with respect to “accounts” (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

“Administrative Fees” means (a) the allowed professional fees and disbursements incurred by (i) Borrowers (except for their financial advisors) and (ii) any statutory committee appointed in Borrowers’ Cases and expenses of the members thereof, which amounts shall not exceed Two Hundred Thousand Dollars ($200,000) in the aggregate, and (b) the fees of the United States Trustee pursuant to 28 U.S.C. § 1930.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For purposes of this definition, “control” as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Loan and Security Agreement and any extensions, riders, supplements, amendments, or modifications to or in connection with this Loan and Security Agreement.

“Approval Order” has the meaning set forth in the Purchase Agreement.

“Authorized Officer” means any officer of Borrowers.

“Avoidance Action” means any claim, action or cause of action under 11 U.S.C. §§ 502(d), 506(i), 542, 544, 547, 548, 550 or 551, and proceeds relating thereof or arising therefrom.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as in effect from time to time and including and any successor statute.

“Bankruptcy Court” has the meaning set forth in the introduction to this Agreement.

“Bankruptcy Court Order” means, collectively and each individually, the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order.

“Bidding Procedures Order” has the meaning set forth in the Purchase Agreement, in form and substance acceptable to Lender and its counsel.

“Books” means all of Borrowers’ now owned or hereafter acquired books and records including:  ledgers; records indicating, summarizing, or evidence Borrowers’ properties or assets (including the Collateral or the Real Property) or liabilities; all information relating to Borrowers’ business operations or financial condition and all of their goods or General Intangibles related to such information; and all computer programs, disc or tape files, printouts, runs, or other computer prepared information, and the equipment containing such information.

“Borrowers” has the meaning set forth in the introduction to this Agreement.

“Business Day” means any day which is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

“Budget” means that certain budget of expenses and revenue of Borrowers for the period commencing from the Petition Date through July 29, 2005, attached hereto as Exhibit A, and for such periods thereafter, in form and substance acceptable to Lender, provided that any proposed changes thereto shall be provided to Lender at least two (2) Business Days prior to each advance hereunder.  Such changes shall be subject to the approval of Lender, in its sole and absolute discretion.

“Cases” means the cases involving Borrowers pending before the Bankruptcy Court commenced by the filing of the Petitions.

“Closing Date” means the date of the initial advance hereunder.

“Code” means with respect to the California Uniform Commercial Code, as in effect from time to time.

“Collateral” means all of Borrowers’ now owned or hereafter acquired right, title, and interest in and to each of the following:

(a)                                  Accounts,

(b)                                 Books,

(c)                                  Equipment,

(d)                                 General Intangibles (other than rights relating to Avoidance Actions),

(e)                                  Inventory,

(f)                                    Investment Property,

(g)                                 Negotiable Collateral,

(h)                                 money or other assets of Borrowers that now or hereafter come into the possession, custody, or control of Lender (other than proceeds of Avoidance Actions),

(i)                                     All present and future rights, titles, and interests of Borrowers may now have or be or become entitled to under or by virtue of any licenses (other than FCC licenses or authorizations), consents, permits, franchises, variances, certifications and approvals of governmental agencies and all other similar tangible and intangible property of Borrowers and the proceeds thereof, and

(j)                                     the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof (other than Avoidance Actions and the proceeds thereof).

“Commitment Fee” means a fee paid by Borrowers to Lender in the amount of $250,000, due on the Interim Order Entry Date and payable upon the Maturity Date.

“Default Interest Rate” means fourteen percent (14%) per annum.

“Event of Default” has the meaning set forth in Article 7 hereof.

“Final Bankruptcy Court Order” means an order, in form and substance acceptable to Lender and its counsel, entered in the Cases following a final hearing on this Agreement in substantially similar form as the Interim Bankruptcy Court Order attached hereto as Exhibit B.

“General Intangibles” shall have the meaning given to such term in Code.

“Initial Advance” means, subject to the terms and conditions of this Agreement including without limitation Section 1.1, the advance(s) to Borrowers in an amount up to a maximum of

$2,000,000, made on the Interim Order Entry Date, through the date of entry of the Final Bankruptcy Court Order.

“Interim Bankruptcy Court Order” means an order in form and substance acceptable to Lender and its counsel, entered in the Cases following an initial hearing on Borrowers’ motion for approval of this Agreement in substantially the form of Exhibit B hereto.

“Interim Order Entry Date” means the date on which the Interim Bankruptcy Court Order is entered by the Bankruptcy Court in the Cases following an initial hearing on Borrowers’ motion for approval of this Agreement.

“Inventory” has the meaning given to such term in the Code.

“Investment Property” means all of Borrowers’ now owned or hereafter acquired right, title, and interest with respect to “investment property” as that term is defined in the Code, and any and all supporting obligations in respect thereof.

“Lender Expenses” means all reasonable costs or expenses (including taxes, photocopying, notarization, telecommunication and insurance premiums) required to be paid by Borrowers under any of the Loan Documents that are paid or advanced by Lender including documentation, filing, recording, publication, appraisal (including periodic collateral appraisals), and search fees assessed, paid, or incurred by Lender in connection with Lender’s loan to Borrowers; costs and expenses incurred by Lender in the disbursement of funds to Borrowers (by wire transfer or otherwise); charges paid or incurred by Lender resulting from the dishonor of checks; costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof; costs and expenses paid or incurred by Lender in examining the Books; costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents; and Lender’s reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing, defending, or concerning the Loan Documents, irrespective of whether suit is brought, and monitoring and representing Lender’s interests in connection with the Cases.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrowers and payable to Lender, any other written agreement entered into in connection with this Agreement, the Bankruptcy Court Order(s), and any related order of findings issued by the Bankruptcy Court.

“Maturity Date” has the meaning set forth in Section 3.3 hereof.

“Maximum Amount” means an amount equal to Six Million Dollars ($6,000,000) and the Professional Fee Carve Out (as such term is defined in the Bankruptcy Court Orders).

“Negotiable Collateral” means all of Borrowers’ now owned and hereafter acquired right, title, and interest with respect to letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

“Non-Default Interest Rate” means ten percent (10%) per annum.

“Obligations” means all loans, advances, debts, principal, interest, contingent reimbursement obligations owing to Lender (under this Agreement, the other Loan Documents, by any note or other instrument, or pursuant to any other agreement between Lender and Borrowers, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Expenses that Borrowers are required to pay or reimburse by the Loan Documents, by law, or otherwise.

“Overadvance” has the meaning set forth in Section 2.2 hereof.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Personal Property Collateral” means all Collateral other than Real Property.

“Petitions” mean the voluntary petitions under Chapter 11 of the Bankruptcy Code filed by Borrowers commencing the Cases.

“Petition Date” means the date Borrowers file the Petitions.

“Purchase Agreement” means that certain Asset Purchase Agreement, dated June             , 2005, between Lender and Borrowers, as the same may be amended from time to time.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrowers and the improvements thereto.

“Voidable Transfer” has the meaning set forth in Section 12.9 hereof.

“Warburg Group Liens” has the meaning set forth in the Bankruptcy Court Orders.

1.2                               Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean each Borrower and all of its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

1.3                               Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

1.4                               Construction.  Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified.  Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

1.5          Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.                                      LOAN AND TERMS OF PAYMENT.

2.1                               Advances.   (a) Subject to the terms and conditions of this Agreement, Lender agrees to make advances to Borrowers in an amount not to exceed the Maximum Amount over the term of the loan.  Such advances shall be made on the Interim Order Entry Date and not more than once each calendar week thereafter in such amounts equal to the difference of:  (i) the amounts of expenses projected in the Budget, not to exceed such amounts set forth in the Budget for the period that the particular request is made, less (ii) cash actually in Borrowers’ possession as of the date of the advance request by Borrowers, after subtracting (x) all cash constituting security for Permitted Encumbrances (as defined in the Purchase Agreement), and (y) cash required to cover checks issued in prior periods but not yet honored.

(b)                                 Lender shall have no obligation to make any advances after June 28, 2005 unless and until the Bidding Procedure Order is entered by the Bankruptcy Court on or before such date, or such future date as may agreed in writing between Lender and Borrowers.

(c)                                  Lender shall have no obligation to make advances hereunder to the extent they would cause the outstanding Obligations under the Loan to exceed the Maximum Amount.

(d)                                 Lender is authorized to make advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer of Borrowers or, without instructions, if pursuant to Section 2.4(d).  Borrowers agree to establish and maintain a single designated deposit account for the purpose of receiving the proceeds of the advances requested by Borrowers and made by Lender hereunder.  Unless otherwise agreed by Lender and Borrowers, any advance requested by Borrowers and made by Lender hereunder shall be made to such designated deposit account.

(e)                                  Lender may at any time, at its discretion, make one or more advances hereunder to fund the Carve Out Reserve Fund (as such term is defined in the Bankruptcy Court Orders).

(f)                                    Amounts borrowed pursuant to this Section 2.1 may be repaid and, upon such repayment, such amounts may not be reborrowed.

2.2                               Overadvances.  If, at any time or for any reason, the amount of Obligations owed by Borrowers to Lender pursuant to Section 2.1 is greater than either the dollar or other limitations set forth in Section 2.1 (an “Overadvance”), Borrowers immediately shall pay to Lender, in cash, the amount of such excess.

2.3                               Interest:  Rates, Payments, and Calculations.

(a)                                  Interest Rate.  Prior to an Event of Default, all Obligations shall bear interest, on the average Daily Balance, at an annual rate at the Non-Default Interest Rate.

(b)                                 Default Rate.  All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at an annual rate at the Default Interest Rate.

(c)                                  Payments.  Interest and fees hereunder, including without limitation the Commitment Fee, shall be earned, in full, when such interest or fee is incurred, and payable, in full, on the Maturity Date.  Borrowers hereby authorize Lender, at its option, without prior notice to Borrowers, to charge such interest, all Lender Expenses (as and when incurred), and all installments or other payments due under any note or other Loan Document to Borrowers’ loan account, which amounts thereafter shall accrue interest at the rate then applicable hereunder; provided that (i) payments thereon are payable on the Maturity Date and (ii) amounts so charged shall not be counted against the Maximum Amount.  Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest thereafter shall accrue interest at the rate then applicable hereunder.

(d)                                 Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrowers and Lender, in executing this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.4                               Crediting Payments; Application of Collections.  The receipt of any wire transfer of funds, check, or other item of payment by Lender immediately shall be applied to provisionally reduce the Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the appropriate deposit account of Lender or unless and until such check or other item of payment is honored when presented for payment.  Should any check or item of payment not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment, and interest shall be recalculated accordingly.  Anything to the contrary contained herein notwithstanding, any wire transfer, check, or other item of payment shall be deemed received by Lender only if it is received into Lender’s account on or before 2.00 p.m. prevailing Pacific Time.  If any wire transfer, check, or other item of payment is received into Lender’s account after 2:00 p.m. prevailing Pacific Time shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.

3.                                      CONDITIONS; TERM OF AGREEMENT.

3.1                               Conditions Precedent to Initial Advance.  The obligation of Lender to make the Initial Advance is subject to the fulfillment, to the satisfaction of Lender and its counsel, of each of the following conditions on or before the Closing Date:

(a)                                  Borrowers’ Cases have commenced and are pending in the Bankruptcy Court under Chapter 11 of the Bankruptcy Code;

(b)                                 Lender shall have received a certificate from an Authorized Officer of Borrowers attesting to the resolutions of Borrowers’ Boards of Directors authorizing (i) Borrowers’ commencement of the Cases in the Bankruptcy Court under Chapter 11 of the Bankruptcy Code, (ii) Borrowers’ execution and delivery of this Agreement and the other Loan Documents to which Borrowers are parties, and (iii) specific officers of Borrowers to execute same;

(c)                                  the Bankruptcy Court shall have entered the Interim Bankruptcy Court Order, and such order shall remain in full force and effect, except for such modifications thereto acceptable to Lender;

(d)                                 no motion shall have been granted (i) appointing a trustee in any of Borrowers’ Cases, or (ii) converting any of Borrowers’ Cases to Chapter 7 of the Bankruptcy Code;

(e)                                  Borrowers shall have filed with the Bankruptcy Court in the Cases a motion seeking the approval of the Bidding Procedures Order and the Purchase Agreement;

(f)                                    the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such advance, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(g)                                 all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Lender and its counsel; and

(h)                                 no Event of Default or event which with the giving of notice or passage of time would constitute an Event of Default shall have occurred and be continuing on the date of such advance nor shall either result from the making of the advance.

3.2                               Conditions Precedent to All Advances Subsequent to the Initial Advance.  The following shall be conditions precedent to all advances subsequent to the Initial Advance:

(a)                                  Borrowers’ Cases are still pending in the Bankruptcy Court under Chapter 11 of the Bankruptcy Code;

(b)                                 the Interim Bankruptcy Court Order shall remain in full force and effect, except for such modifications thereto acceptable to Lender, and the Bankruptcy Court shall have entered the Final Bankruptcy Court Order, in form and substance acceptable to Lender, and such order shall remain in full and effect, except for such modifications thereto acceptable to Lender;

(c)                                  no motion shall have been granted (i) appointing a trustee in any of Borrowers’ Cases, or (ii) converting any of Borrowers’ Cases to Chapter 7 of the Bankruptcy Code;

(d)                                 On and after June 27, 2005, entry of an order by the Bankruptcy Court approving the Bidding Procedures Order.

(e)                                  the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such advance, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(f)                                    the motion for Bankruptcy Court approval of the Purchase Agreement and all transactions related thereto is pending before the Bankruptcy Court; and

(g)                                 no Event of Default or event which with the giving of notice or passage of time would constitute an Event of Default shall have occurred and be continuing on the date of such advance nor shall either result from the making of the advance.

3.3                               Term.  This Agreement shall become effective upon acceptance by Lender and shall continue in full force and effect for a term ending on the earlier of (i) the approval by the Bankruptcy Court in the Cases of a sale of all, or a material portion of, the Purchased Assets (as defined in the Purchase Agreement) (including an Alternative Transaction (as defined in the Purchase Agreement)); (ii) the effective date of a confirmed plan of reorganization or liquidation for Borrowers; (iii) the Closing Date (as defined in the Purchase Agreement), which shall occur on or before July 29, 2005, or such future date as may be agreed in writing between Lenders and Borrowers; (iv) the conversion of any of Borrowers’ bankruptcy Cases to Chapter 7; (v)  appointment of a Chapter 11 trustee in any of Borrowers’ Cases; or (vi) the dismissal of any of Borrowers’ Cases (such earlier date being known herein as the “Maturity Date”).

3.4                               Effect of Termination.  On the date of termination (whether on the Maturity Date or earlier at the option of Lender following an Event of Default), all Obligations shall become due and payable immediately without notice or demand.  No termination of this Agreement, however, shall relieve or discharge Borrowers of Borrowers’ duties, Obligations, or covenants hereunder, and Lender’s continuing security interests in and liens upon the Collateral shall remain in effect until all Obligations have been fully discharged and Lender’s obligation to provide advances hereunder is terminated.

4.                                      CREATION AND REAFFIRMATION OF SECURITY INTERESTS AND LIENS.

4.1                               Grant and Reaffirmation of Security Interests and Liens.  Borrowers hereby grant to Lender continuing security interests in and liens upon all currently existing and hereafter acquired Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrowers of their covenants and duties under the Loan Documents.  Lender’s security interests in and liens upon the Collateral shall attach to all Collateral without further act on the part of Lender or Borrowers.  The security interests and liens granted herein are in addition to, and not in limitation of, any and all security interests in and liens upon the Collateral which were granted to Borrowers pursuant to the terms of the Bankruptcy Court Order.  Notwithstanding anything to the contrary contained herein, Lender hereby consents and agrees to Carve Out Expenses (as such term is defined in the Bankruptcy Court Orders) for the Administrative Fees as provided in the Bankruptcy Court Orders.

4.2                               Negotiable Collateral.  In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrowers shall, immediately upon the request of Lender, endorse and assign such Negotiable Collateral to Lender and deliver physical possession of such Negotiable Collateral to Lender.

4.3                               Delivery of Additional Documentation Required.  Borrowers shall at any time upon the request of Lender execute and deliver to Lender all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, lease assignments and/or lease mortgages, real property mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, consents, schedules of accounts, letters of authority, and all other documents that Lender may reasonably request, in form satisfactory to Lender, to perfect and continue perfected Lender’s security interests in and liens upon the Collateral, and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.  Nothing herein shall limit the effect of the Bankruptcy Court Order.

4.4                               Power of Attorney.  Subject to Lender obtaining relief from stay from the Bankruptcy Court to exercise the rights described herein to the extent necessary, Borrowers hereby irrevocably make, constitute, and appoint Lender (and any agents designated by Lender) as Borrowers’ true and lawful attorney, with power to: (a) if Borrowers refuse to, or fail timely to execute and deliver any of the documents described in Section 4.3, sign the name of Borrowers on any of the documents described in Section 4.3 or on any other similar documents to be executed, recorded, or filed in order to perfect or continue the perfection of Lender’s security interests in and liens upon the Collateral; (b) at any time that an Event of Default has occurred and is continuing, sign Borrowers’ names on any invoice or bill of lading relating to any account, drafts against account debtors, schedules and assignments of accounts, verifications of accounts, and notices to account debtors; (c) send requests for verification of accounts; (d) endorse Borrowers’ names on any checks, notices, acceptances, money orders, drafts, or other item of payment or security that may come into Lender’s possession; (e) at any time that an Event of Default, notify the post office authorities to change the address for delivery of Borrowers’ mail to an address designated by Lender, to receive and open all mail addressed to Borrowers, and to retain all mail relating to the Collateral or the inventory and forward all other mail to Borrowers; (f) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrowers’ policies of insurance and make all determinations and decisions with respect to such policies of insurance; and (g) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Lender determines to be reasonable, and Lender may cause to be executed and delivered any documents and releases which Lender determines to be necessary.  The appointment of Lender as Borrowers’ attorney, and each and every one of Lender’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Lender’s obligation to extend credit hereunder is terminated.

4.5                               Right to Inspect.  Lender shall have the right, from time to time hereafter, to inspect Borrowers’ Books and to check, test, and appraise the Collateral in order to verify Borrowers’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.  Lender shall give Borrowers reasonable notice before conducting any such inspection, which notice shall be no less than forty eight (48) hours.

5.                                      REPRESENTATIONS AND WARRANTIES.

Borrowers represent and warrant to Lender as follows:

5.1                               No Prior Encumbrances.  Borrowers have good and indefeasible title to the Collateral, subject only to the following interests existing as of the Petition Date:  (a) liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith; (b) liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords incurred in the ordinary course of business for sums not overdue, payable without penalty or being contested in good faith; (c) deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business; (d) easements, reservations, rights of way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property in a manner not materially or adversely affecting the value or use of such property; (e) liens arising under this Agreement; (f) liens in favor of Silicon Valley Bank and the Warburg Group Liens; (g)  liens securing obligations under a capital lease if such liens do not extend to property other than the property leased under such capital lease, and any accessions, replacements, substitutions and proceeds (including insurance proceeds) thereof or thereto; (h) liens upon any equipment to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, so long as such lien extends only to the equipment financed, and any accessions, replacements, substitutions and proceeds (including insurance proceeds) thereof or thereto; (i) liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods; (j) liens which constitute rights of setoff of a customary nature or banker’s liens or liens in favor of a securities intermediary with respect to fees and similar charges, whether arising by law or by contract; (k) liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums; and (l) immaterial Encumbrances (as defined in the Purchase Agreement) that are incurred in the ordinary course of business that do not have a material adverse impact upon the Purchased Assets (as defined in the Purchase Agreement) or the Business (as defined in the Purchase Agreement).

5.2                               Location of Equipment.  Borrowers’ equipment is not stored with a bailee, warehouseman, or similar party, except as set forth in Schedule 5.2 hereto.

5.3                               Location of Chief Executive Office; FEIN.  (a) The chief executive offices of Borrowers are located at 935 Stewart Drive, Sunnyvale, CA 94085 or, after Borrowers relocate their chief executive offices (expected to occur on or about June 15, 2005), at 2115 O’Nel Drive, San Jose, CA 95131; and (b) Borrowers’ FEIN are as follows:

Parent	52-2198231
PWC:	77-0594290
WHC:	95-4690715
PIH:	N/A

5.4                               Due Organization and Qualification.  Borrowers are duly organized and existing and in good standing under the laws of the state of their incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of Borrowers or on the value of the Collateral to Lender.

5.5                               Due Authorization; No Conflict.  The execution, delivery, and performance of the Loan Documents are within Borrowers’ corporate powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrowers’ Articles or Certificate of Incorporation, or By-laws, nor will they constitute an event of default under any material agreement to which Borrowers are a party or by which their properties or assets may be bound.

5.6                               Reliance by Lender; Cumulative.  Each warranty and representation contained in this Agreement automatically shall be deemed repeated with each advance and shall be conclusively presumed to have been relied upon by Lender regardless of any investigation made or information possessed by Lender.  The warranties and representations set forth herein shall be cumulative and in addition to any and all other warranties and representations that Borrowers now or hereafter shall give, or cause to be given, to Lender pursuant to the terms and conditions of this Agreement.

6.                                      AFFIRMATIVE COVENANTS.

Borrowers covenant and agree that, so long as any credit hereunder shall be available and until payment in full of the Obligations, and unless Lender shall otherwise consent in writing, Borrowers shall do all of the following:

6.1                               Maintenance of Equipment.  Borrowers shall keep and maintain their equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved.  Borrowers shall not permit any item of equipment to become a fixture to real estate or an accession to other property, and the equipment is now and shall at all times remain personal property.

6.2                               Taxes.  Except as otherwise provided by a confirmed plan of reorganization or liquidation, and to the extent permitted or required under the Bankruptcy Code, all assessments and taxes (other than taxes or assessments that are subject of a bona fide protest), whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrowers or any of their property have been paid, and shall hereafter be paid in full, before delinquency or before the expiration of any extension period.  Except as otherwise provided by a confirmed plan of reorganization, and to the extent permitted or required under the Bankruptcy Code, Borrowers shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Lender, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto.  To the extent permitted or required under the Bankruptcy Code, Borrowers will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof satisfactory to Lender indicating that Borrowers have made such payments or deposits.

6.3                               Insurance.

(a)                                  Borrowers, at their expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses.  Borrowers also shall maintain business interruption with respect to their operations at all locations and their chief executive office and public liability, product liability, and property damage insurance relating to Borrowers’ ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

(b)                                 All such policies of insurance shall be in such form, with such companies, and in such amounts as have been historically maintained.  Borrowers shall deliver to Lender certified copies of such policies of insurance and evidence of the payment of all premiums therefor.  All proceeds payable under any such policy shall be payable to Lender to be applied on account of the Obligations.

6.4                               No Setoffs or Counterclaims.  Except as otherwise provided by applicable law, all payments hereunder and under the other Loan Documents made by or on behalf of Borrowers shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

6.5                               Compliance with Laws.  Borrowers shall comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and could not reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of Borrowers or on the value of the Collateral to Lender.

6.6                               Leases.  Except as otherwise provided by a confirmed plan of reorganization or liquidation, and to the extent permitted or required under the Bankruptcy Code (e.g., there shall be no such obligations with regard to rejected leases), Borrowers shall promptly pay when due all rents and other amounts payable under any true leases (including all channel leases) to which Borrowers are a party.  To the extent that Borrowers fail to make payment of such rents and other amounts payable when due under such leases, Lender shall be entitled, in its discretion, and without the necessity of declaring an Event of Default, to reserve an amount equal to such unpaid amounts from the Maximum Amount or the availability under Section 2.1 hereof.

6.7                               Use of Cash.  Borrowers shall use any and all available cash or cash equivalents in their possession for payment of expenses and other obligations then due and payable or as they come due and payable, as identified in the Budget prior to requesting an advance hereunder.

6.8                               Financial Covenants.

(a)                                  On a cumulative basis commencing as of the Petition Date, measured as of June 22, 2005, and on the first business day every other week thereafter at no time shall Borrowers shall realize (i) less than 90% of “gross receipts” as set forth in the Budget or (ii) more than 105% of the “gross expenses” as set forth in the Budget, unless such covenant is waived in writing by Lender.

(b)                                 At no time, unless waived in writing by the Lender, shall be the “Net Weekly Bookings Average” or “Net Weekly Shipments Average,” each measured on a 8-week trailing average beginning as the Petition Date, be less than One Million Three Hundred and Fifty Thousand Dollars ($1,350,000), unless such covenant is waived in writing by Lender.  For purposes of this subsection, “Net Weekly Bookings Average” shall mean the 8-week trailing average of those certain purchase orders designated as eligible Accounts by Borrowers pursuant to Borrowers’ existing pre-petition internal credit evaluation policy, and “Net Weekly Shipments Average” shall mean the 8-weekly trailing average obligations of customers of Borrowers designated as eligible Accounts by Borrowers pursuant to Borrowers’ existing prepetition internal credit evaluation policy, at the time of shipment pursuant to an outstanding purchase order.

7.                                      EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

7.1                               If Borrowers fail to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on the Obligations), fees and charges due Lender, reimbursement of Lender Expenses, or other amounts constituting Obligations);

7.2                               If any material portion of Borrowers’ properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person, and such attachment, seizure, writ, warrant, or levy is not released, discharged, or bonded against within fifteen days of the date it first arises;

7.3                               If a trustee is appointed in any of Borrowers’ Cases, if any of Borrowers’ Cases are converted to a case under Chapter 7 of the Bankruptcy Code, or if any of Borrowers’ Cases are dismissed;

7.4                               If a plan of reorganization of Borrowers, other than an Acceptable Plan, is confirmed by the Bankruptcy Court;

7.5                               If there is a default in one or more agreements which are material to the business operations of Borrowers, and to which Borrowers are parties with one or more third Persons and such Persons have obtained relief from the automatic stay under Section 362 of the Bankruptcy Code;

7.6                               If Borrowers are enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of their business affairs;

7.7                               If the Bankruptcy Court does not approve the Bidding Procedures Order on or before June 28, 2005, or such other future date as may be agreed in writing between Lender and Borrowers or does not approve the Approval Order on or before July 27, 2005, or such future date as may be agreed in writing between Lender and Borrowers;

7.8                               If the Purchase Agreement is terminated for any reason by either party, or Borrowers are in default under any term of the Purchase Agreement;

7.9                               If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made pursuant to this Agreement to Lender by Borrowers, or if any such material warranty or representation is withdrawn; or

7.10                        If the Interim Bankruptcy Order or the Final Bankruptcy Order cease to remain in full and effect, except for such modifications thereto acceptable to Lender.

8.                                      LENDER’S RIGHTS AND REMEDIES.

8.1                               Rights and Remedies.  Upon the occurrence of an Event of Default, Lender may, at its election, without notice of its election and without demand, but subject to any applicable terms and conditions set forth in the Bankruptcy Court Order do any one or more of the following, all of which are authorized by Borrowers:

(a)                                  Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b)                                 Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between Borrowers and Lender;

(c)                                  Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Lender, but without affecting Lender’s rights and security interests in the Collateral and without affecting the Obligations;

(d)                                 Settle or adjust disputes and claims directly with account debtors for amounts and upon terms which Lender considers advisable, and in such cases, Lender will credit Borrowers’ loan account with only the net amounts received by Lender in payment of such disputed Accounts after deducting all Lender Expenses incurred or expended in connection therewith;

(e)                                  Without notice to or demand upon Borrowers, make such payments and do such acts as Lender considers necessary or reasonable to protect the Collateral or its security interests in the Collateral.  Borrowers agree to assemble the Collateral if Lender so requires, and to make the Collateral available to Lender as Lender may designate.  Borrowers authorize Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien that in Lender’s determination appears to be prior or superior to its security interests and to pay all expenses incurred in connection therewith.  With respect to any of Borrowers’ owned or leased premises, Borrowers hereby grant Lender a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(f)                                    Without notice to Borrowers (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrowers held by Lender, or (ii) indebtedness at any time owing to or for the credit or the account of Borrowers held by Lender;

(g)                                 Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Lender is hereby granted a license or other right to use, without charge, Borrowers’ labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrowers’ rights under all channel leases or subleases, all licenses and all franchise agreements shall inure to Lender’s benefit;

(h)                                 Apply to the Bankruptcy Court upon proper notice to Borrowers, Borrowers’ counsel, counsel for the official creditors committee in such cases, and the United States Trustee for the District of Delaware and any other parties entitled to special notice under the Local Rules for the United States Bankruptcy Court for the District of Delaware, for one or more of the following forms of relief:  (i) appointment of an examiner for Borrowers; (ii) appointment of a Chapter 11 trustee for Borrowers; (iii) conversion of any of Borrowers’ Cases to a case under Chapter 7 of the Bankruptcy Code; or (iv) dismissal of any of Borrowers’ Cases.  Nothing in this paragraph shall limit the right of Lender to apply to the Bankruptcy Court for such other or further relief as may be justified and appropriate, and nothing in this paragraph shall limit the other rights and remedies of Lender provided for elsewhere in this Agreement or in any other Loan Document;

(i)                                     Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers’ premises) as Lender determines is commercially reasonable.  It is not necessary that the Collateral be present at any such sale;

(j)                                     Lender shall give notice of the disposition of the Collateral as follows:

(1)                                  Lender shall give Borrowers, any committee appointed in the Borrowers’ Cases, the United States Trustee, and each holder of a security interest in the Collateral who has filed with Lender a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

(2)                                  The notice shall be personally delivered or mailed, postage prepaid, to Borrowers as provided in Section 10.4, at least five (5) days before the date fixed for the sale, or at least five (5) days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market.  Notice to Persons other than Borrowers claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Lender;

(3)                                  If the sale is to be a public sale, Lender also shall give notice of the time and place by publishing a notice one time at least five (5) days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

(k)                                  Lender may credit bid and purchase at any public sale;

(l)                                     Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.  Any excess will be returned, interest and subject to the rights of third Persons, by Lender to Borrowers; and

(m)                               In addition to the foregoing rights in this Section 8.1, Lender shall have all other rights and remedies available to it at law or in equity pursuant to any other Loan Documents, including any lease assignments, lease mortgages, and real property mortgages or deeds of trust.

8.2                               Repayment from Third Party Deposits.  In accordance with the Bidding Procedures Order, should the Bankruptcy Court approve a Bid (as defined in the Bidding Procedure Order) other than the Bid submitted by Lender, the Obligations, along with the Break-Up Fee and Expense Reimbursement (as such terms are defined in the Purchase Agreement), shall be paid to Lender within two (2) Business Days after such approval.  Such payment shall be made by Borrowers directly from such other bidder’s Deposit (as defined in the Bidding Procedures Order) held by Borrowers.

8.3                               Remedies Cumulative. Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Bankruptcy Court Order, the Bankruptcy Code, the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

9.                                      TAXES AND EXPENSES.

If Borrowers fail to pay any monies (whether taxes, rents, assessments, insurance premiums, or otherwise) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, to the extent required under the terms of this Agreement and permitted by the Bankruptcy Code, then, to the extent that Lender determines that such failure by Borrowers could have a material adverse effect on Lender’s interests in the Collateral, in its discretion and without prior notice to Borrowers, Lender may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrowers’ loan account as Lender deems necessary to protect Lender from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.4, and take any action with respect to such policies as Lender deems prudent. Any such amounts paid by Lender shall constitute Lender Expenses. Any such payments made by Lender shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement. Lender need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

10.                               WAIVERS; INDEMNIFICATION.

10.1                        Demand; Protest; etc. Borrowers waive demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrowers may in any way be liable.

10.2                        Lender’s Liability for Collateral. So long as Lender complies with its obligations, if any, under the Code, Lender shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

10.3                        Indemnification. Borrowers agree to defend, indemnify, save, and hold Lender and its agents harmless against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other Person arising out of or relating to the transactions contemplated by this Agreement or any other Loan Document, and (b) all losses (including attorneys fees and disbursements) in any way suffered, incurred, or paid by Lender as a result of or in any way arising out of, following, or consequential to the transactions contemplated by this Agreement or any other Loan Document, except, in any such case, to the extent that the same arises from the gross negligence or wilful misconduct of Lender or its officers, agents, or employees.  This provision shall survive the termination of this Agreement.

10.4                        NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, telefacsimile, or telegram (with messenger delivery specified) to Borrowers or to Lender, as the case may be, at its address set forth below:

If to Borrowers:	Proxim Corporation
2115 O’Nel Drive
San Jose, CA 95131
Attn: Richard Tallman, General Counsel
Facsimile: (408) 731-3680
e-mail: rtallman@proxim.com

with a copy to:	Pachulski Stang Ziehl Young Jones & Weintraub PC
Three Embarcadero Center, Suite 1020
San Francisco, CA 94111-5994
Attn: Tobias Keller, Esq.
Facsimile: (415) 263-7010
e-mail: tkeller@pszyjw.com

and

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Attn: Robert G. Day, Esq.
Facsimile: (650) 493-6811
e-mail: rday@wsgr.com

If to Lender:	Moseley Associates, Inc.
111 Castilian Drive
Santa Barbara, CA 93117
Attn: Mr. Jamal Hamdani
Facsimile: (805) 685-9638
e-mail: jhamdani@moseleysb.com

with a copy to:	Buchalter Nemer Fields & Younger
18400 Von Karman Ave. Suite 800
Irvine, CA 92612
Attention: Jeffrey K. Garfinkle, Esq.
Facsimile: (949) 224-6400
e-mail: jgarfinkle@buchalter.com

and

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Attention: Rod J. Howard, Esq.
Facsimile: (650) 802-3100
e-mail: rod.howard@weil.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.  Borrowers acknowledge and agree that notices sent by Lender in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

11.                               CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES OF AMERICA (INCLUDING THE BANKRUPTCY CODE), IT BEING THE INTENT OF THE PARTIES THAT FEDERAL LAW SHALL GOVERN THE RIGHTS AND DUTIES OF THE PARTIES HERETO WITHOUT REGARD TO THE APPLICATION OF ANY PROVISION OF STATE LAW.  TO THE EXTENT THAT FEDERAL LAW WOULD APPLY THE LAW OF ANY STATE AS THE FEDERAL RULE FOR THE PURPOSES OF THIS AGREEMENT, THE PARTIES AGREE THAT THE LAWS OF THE STATE OF CALIFORNIA SHALL BE USED TO SUPPLEMENT APPLICABLE FEDERAL LAW.

THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE BANKRUPTCY COURT.  BORROWERS AND LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12.

12.                               GENERAL PROVISIONS.

12.1                        Effectiveness. Subject to entry of the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order, as applicable, this Agreement shall be binding and deemed effective when executed by each of the Borrowers and accepted and executed by Lender.

12.2                        Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrowers may not assign this Agreement or any rights or duties hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Lender shall release Borrowers from their Obligations. Lender may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrowers is required in connection with any such assignment. Lender reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder. In connection with any such assignment or participation, Lender may disclose all documents and information which Lender now or hereafter may have relating to Borrowers or Borrowers’ business. To the extent that Lender assigns its rights and obligations hereunder to a third Person, Lender shall not be relieved of any liability under this Agreement as a result of such assignment or delegation.

12.3                        Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

12.4                        Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

12.5                        Good Faith. Each of the parties hereto agrees that it will exercise its rights and remedies hereunder, and perform each of its obligations hereunder, in a commercially reasonable manner and in good faith.

12.6                        Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.7                        Amendments in Writing. This Agreement cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations, if any, are merged into this Agreement.

12.8                        Counterparts; Telefacsimile Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

12.9                        Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by Borrowers or the transfer by either or both of such parties to Lender of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of Borrowers or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

12.10                 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, whether before or after the date hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of parties hereto have caused this Agreement to be executed at the addresses for such parties listed in introductory paragraph of this Agreement.

MOSELEY ASSOCIATES, INC.
a California corporation

By:	/s/ Jamal Hamdani
Name:	Jamal Hamdani
Title: President and Chief Executive Officer

(Loan And Security Agreement)

PROXIM CORPORATION,
a Delaware corporation

By:	/s/ Kevin J. Duffy
Kevin J. Duffy
President and CEO

PROXIM WIRELESS NETWORKS, INC.,
a Delaware corporation

By:	/s/ Michael D. Angel
Michael D. Angel
President

PROXIM INTERNATIONAL HOLDINGS,
a Delaware corporation

By:	/s/ Michael D. Angel
Michael D. Angel
President

WIRELESSHOME CORPORATION,
A Delaware corporation

By:	/s/ Michael D. Angel
Michael D. Angel
President